Exhibit 10.11

STERLING MINING LEASE

THIS MINING LEASE, effective as of the 23rd day of April, 1996, regardless of the actual times of signing and acknowledgment, between STERLING MINING COMPANY, an Idaho corporation, hereinafter called Lessor, and SILVER VALLEY RESOURCES CORPORATION, a Delaware Corporation, hereinafter called Lessee,

WITNESSETH:

Article 1. Description of The Property.

Lessor represents that it is the owner of 17 unpatented lode mining claims situated in Shoshone County, Idaho, as described on Exhibit A which by this reference is made a part of this Lease.

Article 2. Grant of Lease

The Lessor in consideration of the royalties herein reserved and the covenants to be performed by Lessee, does hereby lease, let and demise unto Lessee, its successors and assigns, all of the above described property (hereinafter referred to as the “leased premises” or “demised premises”).

Article 3. Term of Lease

The primary term of this lease shall be twenty (20) years to commence on April 23, 1996. Upon written notice, which must be sent to Lessor at least thirty (30) days prior to the expiration of the primary term in order to be effective, Lessee may extend this lease for a successive term of twenty (20) years and so long thereafter as ores or minerals from the leased premises are being developed, mined, processed or marketed on a continuing basis. Whenever the continued term of this Lease is dependent upon continuing development, mining, processing or marketing by Lessee and there occur periods (i) when there is no reasonable market for ores or minerals which are or could be produced by Lessee from the leased premises, or (ii) when the continuing development, mining, processing or marketing by Lessee of ores or minerals from the leased premises is prevented or interrupted by a condition or happening of force majeure, the term of this Lease shall nevertheless continue during such periods, subject to written notice of termination by Lessor if the suspension of operations for the enumerated causes has continued without interruption for at least five (5) years. When a satisfactory market becomes available, or upon cessation of any period of force majeure, Lessee shall have a. reasonable time thereafter within. which to resume development, mining, processing or marketing of ores and minerals from the leased premises. No cessation of operations for one hundred eighty (180) consecutive days or less, when such cessation is caused by any other reason, shall be considered a break in the continuity of development, mining, processing or marketing. A “reasonable market’, shall not be deemed to exist and Lessee may suspend operations during periods when the products of the leased premises cannot be produced and sold at a profit by reason of low metal prices or otherwise or when such products cannot be readily sold at prevailing prices so that an unreasonable inventory thereof has accumulated or otherwise would accumulate.

Article 4.

(a). Possession and Control of Property. Lessee shall have, and it is hereby given and granted, the right to enter upon and take over, at the beginning of the primary term the sole and exclusive possession and control of the leased premises and the whole and every part thereof, and, during the term of this lease, to remain in the sole and exclusive possession and control thereof, and to investigate, measure, sample, examine, test, develop, work, mine, operate, use, manage, and control the same and the water and water rights appurtenant thereto, and to mine, extract and remove from said property the ores and minerals therein and appurtenant and belonging thereto, and to treat, mill, ship, sell or otherwise dispose of the same and receive the full proceeds therefrom; and to erect, construct, maintain, use and operate thereon and therein buildings, structures machinery and equipment. The time, nature, location and extent of such or any or all the above activities’ and mining or mining operations and the cessation and resumption thereof shall be at the sole discretion of Lessee and may include, without limitation, open pit, underground strip, or solution mining methods, together with the right to surface as may be necessary, useful or convenient for the enjoyment of all rights herein granted including construction of a surface mine waste rock dump, if necessary, from development of Lessor’s property. Any surface mine waste dump constructed during the life of this lease shall be reclaimed to industry standards and applicable law by Lessee at lease termination.

(b). Timber. Lessee shall have the right, pursuant to applicable law, to manage and use timber upon the property in accordance with law. In addition, in the event Lessee elects to seek and obtains patents for the property described on Exhibit A, Lessee shall have the right to manage and harvest the timber situated thereon. In either event Lessee shall account for the value of timber removed and the value shall be treated just as proceeds from the sale of metal is treated and accounted for under this lease.

Article 5. Manner of Work

Lessee agrees to cause all work, development and mining to be done in a careful and miner-like manner, and to conform in all . respects to the mining laws and re and the State of Idaho regulations of the United States.

Article 6. Work Requirements

During the first three years of the primary term hereof Lessee shall perform at least 1,500 feet of diamond drilling upon, toward or for the benefit of the leased premises. Thereafter, Lessee shall perform at least 1,500 feet of diamond drilling or its equivalent upon, toward or for the benefit of the leased premises for each five year period this lease is in effect. In the event work is performed in excess of the minimum during any period, the excess may be carried forward to the credit of Lessee for subsequent periods.

Article 7. Royalties

(a). Lessee shall pay Lessor a 15% Net Profits Royalty, as defined in Exhibit B, on all development and production ores and minerals extracted, milled and sold from the leased premises in accordance with Exhibit B which is attached hereto and by this reference is made a part of this Lease. Obligation for quarterly payment of the Net Profits Royalty shall commence after Lessee has recovered all operating, exploration and development expenditures incurred by Lessee attributed to the leased premises following the effective date of this lease. For the purpose of calculating these costs, all applicable operating, exploration and development expenditures shall be determined in accordance with generally accepted accounting principles for metallic mining ventures within the United States applied on a consistent basis (“GAAP”) which are incurred after the effective date of this lease, as follows (calculation of Net Profits Royalty shall be determined exclusively under Exhibit B after these operating, exploration and development expenditures have been recovered):

(1). Operating expenditures include:

(i). Mining Costs. Costs incurred by Lessee in exploring for, developing, mining, extracting, removing and transporting to a mill ores and minerals produced from-the-leased premises. Such costs shall include, without limitation, those incurred for labor, machinery operation, fuel, explosives and other materials, exploration drilling, developmental or ore delineation drilling, allowance for depreciation and amortization of mining equipment and machinery acquired after the effective date of this Lease. Mining costs shall not include depletion or income, taxes.

(ii). Milling and Processing Costs. Costs incurred in milling or processing ores and minerals produced from the leased premises at a mill or central processing facility utilized to process ores and minerals produced from the leased premises, if any, (hereinafter referred to as the “Mill”).

(iii). General and Administrative Costs. Costs incurred as a direct result of the administration of the leased premises, and the production of ores and minerals therefrom, including costs incurred in connection with the marketing, selling, and collection of proceeds from sale of ores and minerals produced from the leased premises.

(iv). Taxes. All taxes levied against Lessee’s operation of the leased premises, excluding income taxes but including mining and property taxes.

(2). Exploration and Development Expenditures. Costs incurred by Lessee after ‘the effective date hereof with respect to exploring and developing the leased premises and all matters connected therewith including, but not limited to, costs relating to geological, geochemical and geophysical studies, exploration and developmental drilling, sampling and assaying, mine design and development, acquisition of mining or processing equipment or machinery, direct expenses of making application for and obtaining environmental and regulatory permits from government agencies (including reasonable attorney’s fees), costs to patent the unpatented claims and any other costs which would be included within mining costs and/or milling and processing costs if such costs were incurred after the Commencement of Commercial Production.

If any of the costs otherwise includable in Lessee’s costs as set forth above are incurred partly for the benefit of any other properties or interests of Lessee, only the portion of such costs reasonably attributable to exploration, development and operation of the leased premises in accordance with GAAP shall be included.

(b). Commingling of Ore. Lessee may commingle ore from the leased premises with ore from other properties, either before or after concentration or beneficiation, so long as the data necessary to determine the weight and grade, both of the ore removed from the leased premises and the ore with which it is commingled, are obtained by Lessee. Lessee shall then use that weight and grade data to allocate Gross Sales (as defined in Exhibit B)from the commingled ore between the leased premises and the other properties from which the other commingled ore was removed. All such weight, grade and allocation calculations by Lessee shall be done in a manner recognized by the mining industry as practical and sufficient at that time. If, in Lessee’s judgment, it is impractical. to determine which portions of any of the costs and expenses described in Paragraph (a) above are directly attributable to ore removed from the leased premises, Lessee may allocate all such costs and expenses on a straight-line, per-ton basis among all ores that give rise to those expenses, in accordance with GAAP.

(c). Treatment at Lessee’s Processing Facilities. Lessee shall have the right to purchase and to treat concentrates and smelting ores produced from the leased premises at its own metallurgical facility; provided, however, that any such purchase and treatment shall be made under comparable terms as the metallurgical facility is then offering to other shippers of concentrates and smelting ores on purchases of like quantities and qualities.

(d). Disputes Regarding Costs Or Royalties. Lessor shall be deemed to have waived any right the Lessor may have had to object to the quarterly charging of costs to the leased premises or to any Net Profit Royalty settlement made by Lessee in accordance with Exhibit B for any calendar quarter, unless Lessor notifies Lessee in writing of such objection within twelve (12) months after such charges are made or such Net Profit Royalty is due under this Lease. If Lessor and Lessee are unable to resolve the question by agreement within thirty (30) days after Lessee’s receipt of Lessor’s notice, the dispute shall be resolved by arbitration, in accordance with the provisions of Article 21.

(e). Advance Minimum Royalty. Commencing with the month this lease is executed and for each month thereafter that this lease continues and while it remains unterminated, Lessee shall pay an advance minimum royalty of $350 per month. This advance minimum royalty shall be credited to the Net Profits Royalty obligation referred to above in this Article 7. The royalty shall be paid during the month this lease is executed on or before the last day of the month, and thereafter on or before the last day of each succeeding month.

Article 8. Tailings and Residue

Tailings and other residue resulting from the milling or other beneficiating of ores produced from the leased premises and subsequently utilized in mining operations shall be the sole and exclusive property of Lessee prior to termination of this lease. Tailings and other residue remaining underground in the leased premises shall become the property of the Lessor upon termination of this lease. A separate written agreement will be negotiated by the parties in good faith for the construction of a surface mill tailings impoundment on the leased premises if determined necessary by the Lessee. The terms of such agreement shall be consistent with industry standards and the parties agree to submit to arbitration any matter to which the, parties can not agree during the negotiation of such an agreement.

Article 9. Cross-Mining Rights

Lessee is hereby granted the right, if it so desires, to mine or remove from the leased premises any ores, waste, water and other materials existing therein or thereon or in any part thereof, through or by means of shafts, openings or pits which may be sunk or made upon adjoining or nearby property owned or controlled by Lessee, and may stockpile any ores, waste, or other materials and/or concentrated products of ores or materials from the leased premises or any part thereof, upon stockpile grounds situated upon any such adjoining or nearby property; and Lessee may, if it so desires, use the leased premises and any part thereof and any shafts, openings, pits and stockpile grounds sunk or made thereon for the mining, removal and/or stockpiling of any ores, waste, water and other materials and/or concentrated products of ores or materials from any such adjoining or nearby property, or for any purpose or purposes connected therewith, not, however, preventing or interfering with the mining or removal of ore from the leased premises. If, after this lease expires or terminates, Lessee is exploring, mining or developing adjacent properties thereto, it may use any haulageways developed during the terms of the lease for ingress and egress reasonably necessary to explore, develop or mine such adjacent properties. The Lessee shall be responsible for haulageway maintenance costs and liabilities resulting from its negligent acts. The Lessee’s right of ingress and egress shall not interfere with future development of the property by the Lessor. This provision for ingress and egress to and from such adjacent properties shall survive the expiration or termination of this lease.

Article 10. Vertical Boundary Planes

In consideration of Lessee’s execution of this mining lease, and the reciprocal benefits received by reason of the terms of this Article by the Lessor and the Lessee, Lessor and Lessee hereby agree with each other that any and all ores and minerals within the surface boundaries extended downward vertically of any claim so held under lease and herein defined as leased premises shall belong to such claim.

Article 11. Records and Inspection

Lessee’s engineering progress maps and all factual exploration, development and production data including drill core and assay results (but excluding interpretive information or data) from the leased premises shall be available upon reasonable request for Lessor’s inspection and copying. The Lessor may enter said property at reasonable times for the purpose of inspecting the same, and Lessee shall facilitate such inspection in reasonable ways, but Lessor shall enter upon said leased premises at Lessor’s own risk and so as not to hinder unreasonably the operations of Lessee; and the Lessor shall indemnify and hold harmless the Lessee from any damage, claim or demand by reason of injury to or the presence of the Lessor or the Lessor’s agents, representatives, licensees, or guests or any of them on the leased premises or approaches thereto.

Article 12. Taxes

Lessee shall pay before they are delinquent all general property taxes and governmental rental fees for unpatented claims assessed against. the Lessor’s ownership in the leased premises during the term of this lease, beginning with the year 1996. Lessee shall also pay, before they are delinquent, all taxes levied or assessed against any or all personal property, machinery and equipment placed upon the leased premises by the Lessee during the term of this lease, beginning in the year 1996. As to severance tax and all other taxes that are now or may be hereafter levied and computed on the amount or value of ores produced from the leased premises, Lessee shall pay the same and charge the expenditure to costs.

Article 13. State and Federal Laws and Regulations

Lessee shall comply with the Workmen’s Compensation laws of Idaho and with Social Security, Unemployment Insurance and all other state and federal laws and regulations relating to Lessee’s operations and shall save Lessor harmless from any claim for damages or liability by reason thereof.

Article 14. Protection from Liens and Damages

Lessee shall keep the leased premises and the whole and every part thereof free and clear of liens for labor done or work performed upon the leased premises or materials furnished to it for the exploration, development or operation thereof under this lease while the same is in force and effect, and will save and keep harmless Lessor from all costs, loss or damage which may arise by reason of injury to any persons employed by Lessee in or upon the leased premises or any part thereof or which may arise by reason of injury to any persons or damage to any property as the result of any work or operations of the Lessee or of its possession and occupancy of the leased premises. A lien upon the property shall not constitute a default if the Lessee in good faith disputes the validity of the claim, in which event the existence of the lien shall constitute a default only from and after the validity of the lien has been adjudicated.

Article 15. Force Majeure

If Lessee is unable to perform any of the terms or covenants of this lease by reason of damage or delay resulting from disaster, labor disturbances, shortage of labor, strikes lockouts, act of God, or from any regulations or restrictions of any governmental agency, or on account of any eventuality beyond the reasonable control of Lessee, including state and federal environmental statute or regulation, Lessee shall be excused from performance during the period of such prevention and the time for performance of such obligations shall be extended for a period equal to the period or periods of prevention. In the event Lessee or its purchaser of concentrates or crude ore is, becomes or believes it is about to become subject, at any time, to environmental regulations (which shall include any governmental law, rule, order, regulation, policy, proposal or restriction relating to environmental pollution) which will prohibit or materially affect any operation Lessee is carrying out, or planning to carry out hereunder. Lessee shall have the right to declare the existence of a condition of force majeure during the period in which it is in good faith seeking a feasible method to comply with, be exempted from, modify, obtain necessary permits or licenses under, or prevent the enactment or promulgation of said environmental regulations. Lessee agrees to use reasonable diligence to remove causes of force majeure as may occur from time to time, but shall not be required to settle strikes or other labor difficulties contrary to its own judgment.

Article 16. Default

The failure of Lessee to make or cause to be made any of the material payments herein provided for or to keep or-perform any material agreement on its part to be kept or performed according to the terms and provisions of this lease, shall, at the election of the Lessor, work a forfeiture hereof; provided however, that in the event of a default on the part of the Lessee, the Lessor shall give to the Lessee a written notice of its intention to declare a forfeiture of this lease and to terminate the same on account thereof, or of its intention to take other action to enforce this lease, specifying the particular default or defaults relied upon by it, and Lessee shall have a reasonable time (which in any case shall not be less than sixty (60) days) after receipt of such notice in which to make good such default or defaults, in which event there shall be no forfeiture therefore, and no other action may be taken for enforcement. If Lessee disagrees that such default occurred, it shall so advise Lessor in writing thirty (30) days after receipt of the notice of default. If, within fifteen (15) days thereafter, the parties have not resolved the dispute by mutual agreement, the issue of default shall then be submitted to arbitration under Article 21 below. In the event that Lessor does terminate this lease on account of a breach by Lessee, Lessee shall be under no further obligation or liability hereunder to Lessor from and after the date of such termination except for the performance of obligations and the satisfaction of liabilities to Lessor or third parties or respecting the leased premises, which have accrued to the date of such termination.

Article 17. Cancellation

Notwithstanding any provision herein to the contrary, Lessee may at any time upon 30 days written notice, cancel and terminate this lease in its entirety. Upon total cancellation and termination of this lease, Lessee shall be under no further obligation of whatsoever kind or nature to the Lessor except for the making of payments which have already accrued to the date of such cancellation and termination, ,including governmental rental fees for unpatented claims and for the payment of Lessee’s proportion of the aforesaid property taxes accrued while this lease was in effect. If Lessee shall have included any part of the leased premises in a “producing group” for assessment purposes, and taxes based on such assessment shall have been levied but shall not have been paid at the time of cancellation and termination Lessee shall pay such taxes before they are delinquent. Work requirements specified in Article 6 shall cease upon the date such notice is given.

Article 18. Surrender of Property

In the event of a valid forfeiture, cancellation, or other termination of this lease, Lessee shall surrender to Lessor peaceable possession of the leased premises and at the written request of Lessor shall deliver to the Lessor a written relinquishment hereof, together with a copy, if requested by Lessor within thirty (30) days after termination of this lease, of its engineering progress maps showing any workings made or uncovered by Lessee on the above-described leased premises. The Lessee’s factual exploration, development and production data including drill core and assay results (but excluding interpretive information or data) from the leased premises shall be available upon request to the Lessor.

Article 19. Removal of Equipment

Lessee shall have and is hereby given and granted twelve (12) months after a valid forfeiture, cancellation or other termination of this. lease to remove from said property all buildings, structures, warehouse stocks, merchandise, materials, tools, hoists, compressors, engines, motors, pumps, transformers, electrical accessories, metal or wooden tanks, pipes and connections, rails, mine cars and any and all machinery, trade fixtures, and equipment erected or placed in or upon said property by it, provided that such right of removal shall not extend to, foundations and mine timbers in place unless Lessor shall have given his previous written consent thereto. If Lessee is hampered by snowdrifts, washouts, inclement weather, or other climatic conditions, from completing the removal of said property and equipment within the time specified, then Lessor agrees to extend the time by a reasonable period if requested by Lessee.

Article 20. Title and Patent

Lessor covenants that Lessor now holds title and possession of the leased premises free and clear from all former grants, sales, liens, or encumbrances of any kind, and that there are no delinquent taxes and all government rental fees are current; that Lessor has no knowledge of any defects in title or adverse claims and agrees to furnish Lessee such abstracts, deeds, or other evidences of title as may be in Lessor’s possession and control, and to allow and cooperate with Lessee, at Lessee’s option and initial expense, to have abstracts brought to date and to take such steps and proceedings to search and perfect title as Lessee shall deem advisable. All reasonable expense so incurred by Lessee shall apply as a credit against royalties. Lessee shall have the right to seek to patent the leased premises or any portion thereof in the name of Lessor if it so elects, and the cost thereof may be charged as operating costs hereunder. Lessor agrees to cooperate to a reasonable extent in any patent proceedings. It is agreed however, that Lessee shall take no action regarding patent which could reasonably be expected to result in loss to Lessor of any or all of its unpatented claims. Lessee shall, before proceeding to patent proceedings, so advise Lessor of its intentions and allow Lessor reasonable time to comment before proceeding. In the event Lessee seeks to patent any or all of Lessor’s claims and this effort is unsuccessful, Lessee will take whatever actions are necessary to protect the unpatented claim interest of the Lessor.

Article 21. Arbitration of Disputes

Any controversy, dispute or claim arising out of or from this lease, or alleged breach thereof, not settled voluntarily by Lessor and Lessee shall be settled by arbitration pursuant to the Uniform Arbitration Act of the State of Idaho (§§7-901, et seq. Idaho Code) as amended and as in effect on the-date either party commences arbitration proceedings. Said Act shall control the substantive and procedural aspects of the proceedings unless otherwise agreed in this lease. Judicial review may be had pursuant to said Act.

(a). Proceedings shall be initiated by the-complaining party serving upon the other party a complaint, as would be done in court proceedings. The allegations regarding the circumstances giving rise to the issues to be arbitrated shall be stated in detail and with particularity. The party upon whom the complaint is served shall answer, or otherwise respond with a pleading just as is required by the Idaho Rules of Civil Procedure for a court action. Except, however, the response shall be served upon the initiating party within 30 days from the date of service of the complaint.

(b). The parties shall agree upon an arbitrator, who shall be a retired State of Idaho District Court judge (not a retired Magistrate) who is neutral, competent and willing to serve and, if possible, who has experience in cases involving mining and mining contracts.

Should the parties fail to reach agreement within 20 days from the date proceedings are initiated, either party may apply to the court for appointment of an arbitrator who meets the criteria set forth herein pursuant to the provisions of Section 7-903 Idaho Code.

(c). Pre-hearing discovery shall not be allowed except upon order of the arbitrator for good cause shown, the parties being in agreement that the expense and time associated with discovery should be minimized and that. this desire should, however, be balanced against the need for each party to be able to effectively present its case.

(d). Each party to the arbitration proceedings shall bear one-half of the arbitrator’s fees and expenses, which shall be promptly paid by each party monthly within 15 days from the submission by the arbitrator to the parties of his reasonably detailed and itemized statement for services rendered, which statement shall be submitted by the arbitrator at the end of each month.

(e). Each party shall bear its own attorneys’ fees and costs of litigation for the proceedings before the arbitrator. This subparagraph (e) is not applicable to court proceedings, in which event the parties recognize that applicable law shall govern and the matter will be decided by the court.

Article 22. Recordation of Short Form Notice

Lessor agrees to execute, upon request by Lessee a short form notice of this lease, which notice shall be for purposes of recordation in the real property records of Shoshone County, Idaho.

Article 23. Notices

Any notices required or permitted to be given to the Lessor hereunder shall be considered as delivered forty-eight (48) hours after the same shall have been deposited in the United States mail, duly registered, with postage thereon prepaid. All notices given hereunder shall be addressed to the respective addresses given below:

If to Lessor:	Sterling Mining Company 135 East Cameron Kellogg, ID 83837

If to Lessee:	Silver Valley Resources Corporation P.O. Box 440 Wallace, Idaho 83873

Said addresses for receiving notices may be changed by either party upon two (2) days previous notice to the other party.

Article 24. Inurement

These presents shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the parties hereto.

Article 25. Construction

Titles to the respective articles hereof shall not be deemed a part of this lease but shall be regarded as having been used for convenience only.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

LESSOR STERLING MINING COMPANY

By:
ATTEST

By:
Secretary

STATE OF IDAHO.	)
ss.
COUNTY OF Shoshone	)

On this      day of April, 1996, before me,                     , the undersigned, a Notary Public in and for the State of Idaho, personally appeared,                      known to me to be the                      of Sterling Mining company and whose names is/are subscribed to the within instrument, and acknowledged to me that they executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

By:
Notary Public for Idaho

Residing at

My commission expires

LESSOR

SILVER VALLEY RESOURCES CORPORATION

By:

ATTEST

By:
Secretary

STATE OF IDAHO.	)
ss.
COUNTY OF Shoshone	)

On this     day of April, 1996, before me,                     , the undersigned, a Notary Public in and for the State of Idaho, personally appeared,                     known to me to be the                     of Silver Valley Resources Corporation and whose names is/are subscribed to the within instrument, and acknowledged to me that they executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

By:
Notary Public for Idaho

Residing at

My commission expires

EXHIBIT A

DESCRIPTION OF STERLING PROPERTY

The 17 unpatented claims referenced in Article 1 of the STERLING MINING LEASE are described as follows:

HARVARD, the location of which is recorded in Lode Locations as Instrument No. 366716 in the Records of the County Recorder of Shoshone County, Idaho;

YALE, the location of which is recorded in Lode Locations as Instrument No. 366718 in the Records of the County Recorder of Shoshone County, Idaho;

PRINCETON LODE, the location of which is recorded in Lode Locations as instrument No. 366719 in the Records of the County Recorder of Shoshone County, Idaho;

STANFORD, the location of which is recorded in Lode Locations as Instrument No. 366709 in the Records of the County Recorder of Shoshone County, Idaho;

COLUMBIA, the location of which-is recorded in Lode Locations as Instrument No. 366708 in the Records of the County Recorder of Shoshone County, Idaho;

CONSTITUTION, the location of which is recorded in Lode Locations as Instrument No. 366707 in the Records of the County Recorder of Shoshone County, Idaho;

BOSTON LODE, the location of which is recorded in Lode Locations as Instrument No. 366705 in the Records of the County Recorder of Shoshone County, Idaho;

BALTIMORE, the location of which is recorded in Lode Locations as Instrument No. 366713 in the Records of the County Recorder of Shoshone County, Idaho;

PROVIDENCE, the location of which is recorded in Lode Locations as Instrument No. 366712 in the Records of the’ County Recorder of Shoshone County, Idaho;

LINK,. the location of which is recorded in Lode Locations as Instrument No. 366710 in the Records of the County Recorder of Shoshone County, Idaho;

STERLING LODE, the location of which is recorded in Lode Locations as Instrument No. 366711 in the Records of the County Recorder of Shoshone County, Idaho;

WINNEFRED, the location of which is recorded in Lode Locations as Instrument No. 366714 in the Records of the County Recorder of Shoshone County, Idaho;

SANDRA, the location of which is recorded in Lode Locations as Instrument No. 366721 in the Records of the County Recorder of Shoshone County, Idaho;

YALE FRACTION, the location of which is recorded in Lode Locations as Instrument No. 366717 in the Records of the County Recorder of Shoshone County, Idaho;

EXHIBIT A, CONTINUED

BOSTON FRACTION, the location of which is recorded in Lode Locations as Instrument No. 366706 in the Records of the County Recorder of Shoshone County;’ Idaho;

PRINCETON FRACTION; the location of which is recorded in Lode Locations as Instrument No. 366720 in the Records of the County Recorder of Shoshone County, Idaho;

WINNEFRED FRACTION, the location of which is recorded in Lode Locations as Instrument No. 366715 in the Records of the County Recorder of Shoshone County, Idaho.

EXHIBIT B

TO AGREEMENT BETWEEN SILVER VALLEY RESOURCES CORPORATION AND

STERLING MINING COMPANY

NET PROFITS

After commencement of production and after recovery of all operating, exploration and development expenditures incurred by Lessee following the effective date of this lease including costs incurred during non-production periods, Net Profits derived from the leased premises which are the subject of the above entitled Agreement shall be determined Quarterly on the basis as- set forth below from accounting records which are maintained in accordance with the accrual basis method of accounting using U.S. generally accepted accounting principles.

As used herein, the following terms shall have the meanings hereafter assigned:

(i) “Gross Sales” in any Quarter means the amount of earned revenues payable to the LESSEE by any smelter, refiner or other purchaser of any metallic and non-metallic minerals (excluding any oil, gas, casinghead gas or associated hydrocarbon substances) and shall include, ores, concentrates and solutions containing such minerals and all forms in which such minerals may be found, extracted and produced as well as any by-products thereof having commercial value (hereinafter referred to as “valuable Minerals”). All base treatment charges, penalties, assaying, and sampling charges, to the extent that they were actually incurred and were not deducted by the purchaser shall be deducted from earned revenues; provided, however, that any sale of Valuable Minerals or any other. non-arm’s length basis shall not, without the prior written consent of the LESSOR, be on a basis less favorable to the LESSOR than the metallurgical facility is then offering to other shippers of concentrates and smelting ores on purchases of like quantities and qualities. Added to Earned Revenues shall be the amount of deemed Earned Revenues payable duplication, the number of ounces or pounds of Valuable Minerals delivered to or to the order of the LESSEE, purchased or out the LESSEE calculated by determining, without turned to the LESSEE’s pool account or accounts by any mint or refinery and multiplying such’ number of ounces or pounds by their value, less the deductions specified above, as appropriate. Value of Valuable Minerals delivered to, or to the order of, the LESSEE, purchased or out-turned to the LESSEE’s pool account or accounts by any mint or refinery shall be established on the third business day following such delivery, purchase or out-turning. Value for gold shall be established by reference to the London PM gold fixing of the London Bullion Market Association and value for silver by reference to the Handy and Harman noon silver fixing, New York City, New York. Value for all other Valuable Minerals shall be established by. reference to the London Metals Exchange cash price as quoted in Metals Week for the edition dated most closely to the date on which value is to be established.

There shall also be added to and included in “Gross Sales” any revenues from the sale of timber from the leased premises or of capital assets and machinery and equipment (minus any unamortized cost) which has been deducted or recovered by the LESSEE hereunder and any proceeds of insurance where the premium has been deducted by the LESSEE hereunder.

(ii) “Operating Costs” means the sum of the following costs and expenses incurred by the LESSEE in any Quarter:

(a) “Mining Costs” which shall mean costs and the expenses incurred by the LESSEE after Commencement of Commercial Production (Commencement of Commercial Production means the date the obligation to pay a royalty commences in accordance with Article 7 (a) of the Lease) in exploring for, mining, extracting, removing and transporting to the Mill (as hereinafter defined) Valuable Minerals produced from the leased premises. Such costs and expenses shall include, without limitation, those incurred for labor, machinery operation, fuel, explosives and other materials, exploration drilling, developmental or ore delineation drilling, allowance for depreciation and amortization of mining equipment and machinery, reclamation and remediation.

(b) “Milling and Processing Costs” which shall mean costs and expenses incurred by the LESSEE after Commencement of Commercial Production in milling or processing Valuable Minerals produced from the leased premises at the LESSEE-Is mill or central processing facility utilized by the LESSEE to process Valuable Minerals produced from the leased premises (hereinafter referred to as the “Mill”), if any.

(c) “General and Administrative Costs’ which shall mean costs and expenses after Commencement of Commercial Production properly allocable to the administration of the Leased premises including any non-government royalty payments (excluding, however, these Net Profits payments) and the production of Valuable Minerals therefrom, including costs and expenses incurred by the LESSEE after Commencement of Commercial Production in or in connection with the marketing, selling and collection of the proceeds of any sale of Valuable Minerals from the leased premises and the delivery of such Valuable Minerals to points of ultimate delivery to customers.

(d) “Taxes” which shall mean all taxes levied against the LESSEE’s operations of the leased premises (excluding any U.S. or State income taxes) and including government royalties and mining, property, and severance taxes.

(e) An allowance for depreciation and amortization of mining, processing and other capital equipment and machinery.

(f) An allowance for future costs in accordance with GAAP anticipated to be incurred by LESSEE in reclaiming or remediating the leased premises in accordance with applicable laws and regulations.

(g) Where any Operating Costs are incurred with respect to the mining, milling, processing, selling or delivering of Valuable Minerals produced from the leased premises in conjunction with the mining, milling, processing, selling or delivering of minerals produced from other leased premises controlled by the LESSEE which is not subject to this Agreement, such, Operating Costs shall be allocated and apportioned in accordance with generally accepted accounting principles.

(h) Mining costs shall not include the Net Profits Royalties paid by LESSEE to LESSOR.

(iii) “Exploration and Development Expenditures” shall mean the LESSEE’s total costs and expenses incurred with respect to any additional examining, exploring and developing of the leased premises and all matters connected therewith incurred after Commencement limitation, costs and expenses relating to geological, geochemical and geophysical studies, feasibility studies, exploration. and developmental drilling, sampling and assaying, mine design and development, the cost of any mining equipment or machinery purchased after Commencement of Commercial Production for use in or in conjunction with the leased premises, compliance with environmental and regulatory requirements (including attorney’s fees), and any other costs or expenses which would be included in the definition of Mining Costs and/or Milling and Processing Costs if such cost or expenses were incurred after Commencement of Commercial Production. Exploration and Development Expenses also shall mean all costs and expenses incurred with respect to mill construction or related facilities and any additions thereto regardless of when incurred.

(iv) “Net Exploration and Development Expenditures” shall mean the Exploration and Development Expenditures less that portion of the amount thereof contributed by a joint venture partner, if any.

(v) “Commencement of Commercial Production” means the period. during which the obligation to pay a Net Profits Royalty commences in accordance with Article 7(a) of the Lease.

(vi) “Gross Profits” in any Quarter means Gross Sales accrued in that Quarter less Operating Costs accrued in that Quarter.

(vii) “Gross Loss” in any Quarter means the excess of Operating Costs accrued in that Quarter over Gross Sales accrued in that Quarter.

(viii) “Net Profits” in any Quarter means Gross Profits in that Quarter less the following amounts which shall be recovered from Gross Profits in the order and in the manner set forth below:

(a) the aggregate amount, if any, of the Gross Loss or Losses for any prior Quarter or Quarters which shall not have been deducted and recovered from Gross Profits in prior Quarters; and

(b) the aggregate amount, if any, of Net Exploration and Development Expenditures which shall not have been deducted and recovered from Gross Profits in prior Quarters.

(ix) “Quarter” or “Quarters” means calendar quarters.

OTHER PROVISIONS

LESSEE shall pay the Net Profits Royalty for each Quarter by making a payment by the 30th day of the following Quarter. Payments shall be based on financial data maintained in accordance with GAAP. All statements rendered and amounts paid by LESSEE for any, Quarter shall conclusively be presumed to be correct and accepted by LESSOR as rendered, unless within 12 months following delivery of the Quarterly statement, LESSOR shall have invoked the verification provisions below, by giving written notice thereof to LESSEE.

In the event of LESSOR’s timely objection to the statement and computation described above, LESSOR’s certified public accountant qualified and competent in the mining business shall have the right to audit LESSEES pertinent books during normal business hours for the purpose of determining the accuracy of the said statement and computation; provided, however, that reasonable advance notice of exercise of such right shall be given by LESSOR and the costs of such audit shall be for the sole account of LESSOR.

The LESSOR acknowledges that the LESSEE may, from time to time, participate in hedging and/or metal futures markets and, further, the LESSOR agrees that all such activity shall be for the sole account of the LESSEE and the LESSOR shall not share in any of the benefits or the risks associated with such activity.